May 2021

Dear Allegiant Shareholder:

2020 is a year we will remember for the rest of our lives – what a difference a year makes. Our 2019 shareholder letter talked about another year of record earnings in 2018 – 65 quarters in a row at that time and again leading the industry in operating margins in 2018. It was a year of transition to our all-Airbus fleet and led to an even better year – a 50 percent increase in operating earnings from $243 million to $364 million in 2019, another year of industry leading operating margins at 20 percent.

But very quickly this letter last year turned to the topic dominating the world, certainly our world – the pandemic. Fast forward almost a year to April 2021 and we are still focused on this world phenomenon and the efforts to emerge from this nightmare. Covid-19 has been the most insidious of diseases. A virus is the most basic of creatures – simple in its structure, made of the most basic of elements, peptides, proteins and the building blocks of RNA and DNA. This particular strain has been the most virulent of the recent group – extremely contagious, affecting its host in a myriad of ways. Some never know they have had it while some die from its effects. Its M/O is fear. Fear of contracting the disease is universal – all parts of the worldwide. We imagine the worst – death yet the vast majority are not affected more than a minor bout with the flu. Worldwide, 159 million have contracted the disease with 3.3 million deaths – a 2 percent mortality rate primarily in our older population, many of whom had complications associated with their passing.

This past year we have suffered through a vast interruption in our daily lives – we have stopped seeing people, have stopped gathering in public places, congregating with our friends, our neighbors. What used to be a 'very sociable' species became hermits. Fear bred isolation, non-contact. Politicians stepped in and began regulating our daily lives, telling us what we could do when it came to gathering and activities. This fearful time was complicated by a presidential election as blue and red states and politicians took to criticizing each other and their tactics to fight Covid. Regardless, everyone in the early days of 2020 was willing to isolate, to minimize their interaction with others.

Looking back, by mid-March last year the economy was in freefall and by the first week of April, unemployment had sky rocketed to 14.7 percent, up over 10 percent – an all-time one-month increase. People girded for a wide and deep recession which added to the already deep concern about health and Covid. The federal government reacted quickly during this time with a $2 trillion stimulus package and continued these relief dollars throughout the year and into early 2021 pumping over $5 trillion into the economy including over $50 billion into the airline sector. As the year progressed everyday life as we knew it ground to a halt. People stopped going to work, visiting friends and neighbors, going out to eat, traveling – everything. A benefit to this behavior was the savings rate during 2020 soared as people curtailed their activities.

But a strange thing happened on the way to a depression that some thought was coming in the back half of 2020. By late 2020 into 2021 there was a feeling of a boom economy. The stock market was the leading indicator – up over 50 percent in a year. It reached all-time highs during the first part of 2021 with the Dow Jones index cresting at over 34,000, rebounding from a low in the spring of 2020 of below 22,000 – a 55 percent increase in just over a year.

During the latter part of January into February 2021 cases in the US began to decline. Vaccines became available and were being administered quickly and for the most part efficiently. People were tired of their solitary isolation – they wanted out, they wanted to congregate. Furthermore, they had money to spend between their savings, stimulus checks and the benefits of the stock market.

But perhaps things have gotten 'too good'. As I write this letter, many are talking about inflation, a word that has been missing from our lexicon since the 1990s. Supply chains were interrupted as factories closed and shipping efforts moved from traditional goods to moving medical supplies. Consumers were on a rampage – auto sales had a record year in 2020; real estate everywhere was oversold; new homes cannot be built fast enough. The cost of lumber increased dramatically as lumber futures were up over 400 percent. Instead of large unemployment, jobs were going begging. Large and frequent stimulus checks had altered people's behavior.

In the travel space, rental car companies were and are still short cars. They were forced to park their fleets for months in mid-2020 and sold down their inventories accordingly. They did not anticipate a booming demand for leisure travel, particularly in the traditional destination spots of Hawaii and Florida. Travelers to Hawaii are so desperate for rental vehicles they have taken to renting U-Haul trucks. One day rentals in resort destinations, when people can find them, are going for hundreds of dollars per day. The west coast of Florida is a destination we pay close attention to – the future home of our Sunseeker Resort. Hotels in mid-April, after the Easter season had concluded, were asking upwards of $2000 per night for the top end properties in Naples and as much as $1300 in Clearwater for a room with a water view.

The US is clearly ahead of the rest of the world in emerging from Covid. The vaccine program has had a substantial impact – 93 million have been fully vaccinated as of May 1st. Vaccines have provided the US population with a high degree of comfort they can be 'safe' in crowds, that they will be protected from contracting Covid. Leisure travel has been spiking since mid-February. All of these factors have elicited an explosive response from a leisure traveler who wants to escape from their 'prison' of the past year and go somewhere.

Business traffic as of May 1st is still in the doldrums, over 75 percent below where 2019 traffic was. For the most part, companies have not removed their travel bans, and the earliest change appears to be coming this fall. Long term there is a debate as to what will be the percentage of business traffic that will return given the experiences and availability of 'Zoom' calls. Many suggest near term the best that will happen will be 50 percent of 2019 levels. Some suggest it could take until 2023 or 2024 to return to these levels.

International traffic, not unlike business has not rallied. International destinations – Europe, Asia, Latin and South America are still suffering from Covid - France recently instituted another full lock down. Most recently India is experiencing a massive wave of new Covid cases. The US has stopped all inbound travel from India. To compound matters, in late January, the US began requiring Covid tests for international travelers flying to the US. Passengers inbound to the US, at the time of boarding without this proof are not allowed to board.

Without improvement in business and international travel the Big 3 – UA, AA and DL will not see their businesses improve anytime soon. They have built their business models around high paying, lucrative business customers. Their unit cost structures are as much as two times those of the ULCC carriers. The problem at hand is what will these large carriers do in the coming months and years without this

business and international traffic? Will they come 'down the hill' and attempt to siphon traffic away from the ULCC leisure carriers? Short term they could definitely have an impact. However, longer term their cost structure will not support traditional leisure traffic and the associated pricing. Accordingly, they will have to shrink to fit the demand profile where they can make money.

The state of the Big 3 balance sheets is also problematic. During the past year they substantially increased their debt levels from $88 billion at the end of 2019 to just over $137 billion at the end of Q1 2021 – almost a 56 percent increase. Shrinking their fleet size would impact their already difficult cost structure and would exacerbate their ability to support the increased debt levels and the associated interest costs.

The group that appears to be in the best position are the ULCC carriers and Southwest. Southwest has made a habit in their 50 years in the airline space of taking advantage of other companies' difficulties in down turns - this is no exception. They have stated publicly they are interested in taking additional market share in the coming months and years. Their near term strategy appears to be to connect end points to their network to flow more traffic.

The ULCCs appear to be the best positioned with their focus on leisure traffic. All have substantially improved their cash positions either through initial public offerings, with Frontier raising $266 million and Sun Country raising $218 million, or by going to the market to raise additional capital. Spirit raised cash balances substantially from $979 million at the end of 2019 to $1.8 billion at the end of Q1 2021 by going to the market.

Lastly there are two new startups. Andrew Levy has raised at least $100 million and has started a low fare Boeing 737-800 offering – Avelo. Andrew was a founding partner of Allegiant in the early 2000s and is familiar with our business model. David Neeleman, a well-known airline entrepreneur, founder of JetBlue will shortly announce when his new carrier Breeze will begin to operate (we expect it will be over the Memorial Day holiday). Neeleman will start with Embraer 190 and 195 aircraft acquired from Azul, another of his startup carriers. These aircraft have between 110 and 120 seats. In addition, he has a substantial order book of the Airbus A220 (formerly the C Series from Bombardier).

What about Allegiant?

This has been quite a year for your company. Last year at this time we did not understand where the bottom was. April and May 2020 were the two worst months in the company's history with April only generating $8 million of revenue versus over $150 million the year before. By June, we had recovered somewhat with revenues hitting nearly $80 million or more for the last seven months save August and September. Our model once again proved itself – it provided us the flexibility to offer a wide net of capacity and respond to demand in a cost-effective manner. For the last six months of the year capacity was only down 12.5 percent compared to the same period in 2019. We were the industry leader in capacity by a substantial amount when compared to 2019 ASMs.

But perhaps our best efforts were behind the scenes in the back half of 2020 where we worked on trimming our expense base so when we returned we would be able to lower our unit costs. John Redmond, Greg Anderson and his team along with all of the senior management dug in and did this difficult work. It has paid dividends. Unlike a number of our other competitors, we not only held our current adjusted CASM-ex but managed to reduce the number to 6.36 cents per ASM during Q1 2021. Others in our space have a greater fixed cost structure and will not be able to approach their historic ULCC cost structure until next year at the earliest.

A critical component of reducing our costs was our model's ability to fly most of our capacity. As stated, our capacity was only down 12.5 percent in the last six months of 2020 and during the first quarter of 2021 we actually increased our capacity compared to 2019 by 3 percent; March was up almost 14 percent versus 2019. Our adjusted CASM-ex was just 6.36 cents, down from 6.67 cents in 2019. We are the only carrier after the first quarter of 2021 able to make this statement.

Separate Ourselves

During the 20 years we have been operating Allegiant we had 68 consecutive quarters of profitability through the fourth quarter of 2019. Not only were we continuously profitable, but our 15 percent average operating margin led the industry by 50 percent over second place Alaska's 10 percent during this time.

The profile of our customer and their behavior is an important distinction in our model. Our leisure customer base is made up of millions of individuals, families, small independent units that make personal, individual decisions to travel and spend their personal funds.

Business traffic has a different decision process.

While there are millions of business travelers, their decision to travel, in many instances, is ultimately controlled by their company's senior management, namely given dramatic circumstances, company travel is not allowed. We have seen this phenomena three times in the past 20 years - 9/11, the GFC and this past year with the pandemic. These have been full tilt, stop traveling decisions for business customers. This has been devastating to the airline and travel industry focused on business travel. Add in the same profile for international traffic and the traditional business oriented carrier's businesses are in jeopardy. Allegiant has lived through two of these massive shut downs and while we were certainly impacted by the pandemic, we did not even feel the GFC.

Moreover, our customer profile is allowing us to bounce back faster than everyone else including our other ULCC compatriots. In our recent Q1 call with the Street we predicted an EPS of roughly $2 per share for our upcoming second quarter, substantially above the $.30 consensus at the time. Analysts and investors are astonished at our ability to talk about profits. One commented after our call:

> *"I didn't realize how much I missed talking about profits. It has been such a drought for the past 14 months. Some carriers still do not understand how they will make it back to profits. Without a reasonable return to both business and international traffic, the picture is bleak."*

In addition to analysts, the stock market has recognized our performance. Our stock in February 2020 was round $165 per share and quickly fell to a low of roughly $68 per share for most of April. Thereafter it began rebounding and was at $189 per share by the end of the year with the aid of the government stimulus dollars. But the climb was not over. By the middle of March this year the price hit an all-time high of $271 per share – more than $100 over the pre-pandemic price. We were the only company in the group whose stock price recovered to our pre-pandemic price in 2020. Even today only Alaska and Southwest can make this claim – and just recently. The remainder of the other US major carriers – Delta, United, American, JetBlue, Spirit have not risen back to their pre-pandemic levels.

The stock market has been on a tear during the pandemic which has benefited other young airlines including Frontier and Sun Country. Both recently completed initial public offerings and sold just short

of $1 billion of stock combined. The market was interested in their ULCC stories of offering low cost, leisure focused travel. Perhaps the best compliment one can receive is competitors are attempting to imitate your business or model. During their road shows, we heard both carriers pitched themselves as 'Allegiant like' – airlines with flexibility and low cost. We have become the gold standard in the airline community as our stock price has shown. Our consistent earnings and perhaps more important, our ability to survive difficult times has allowed us to separate ourselves from the crowd. I am very proud of this achievement. As I joked with our team, we have become a 'verb!'

20 years ago most in the airline space did not consider us an airline – which was fine by me – no one paid attention to us. Today we are the model to follow. This is the ultimate compliment from your industry peers.

Balance Sheet

Our financial strength is in a much better place than before we entered the pandemic. Given where we were in April last year if you had told me our cash balances would more than double within a year, I would not have believed you. But that is the case. Our numbers indicate we will have over $1 billion of cash compared to $473 million at December 31, 2019. Our March and April revenues have come in strong – the strongest showing since the onset of the pandemic. In Q1 2021 we made money including the PSP support - $.42 per share. More importantly we told the street our estimated results would be $2 per share in the second quarter of 2021. We were the first to get back to positive growth – we did this in Q1 growing scheduled service capacity just over 3 percent compared to Q1 2019 and were the first to achieve positive EBITDA late last year.

We are back! The rest of the industry, however, cannot make this claim. During Q1, without PSP, we only had a $15 million EBITDA loss or a negative 5.5 percent margin. The remainder of the industry's adjusted EBITDA loss was $9 billion on $15 billion of revenues or a 60 percent negative margin.

Some industry stats from the end of 2019 through the end of Q1 2021 include:

1) Total debt in the industry has increased from $104 billion to $167 billion or 61 percent, with the three majors comprising 82 percent of this debt total or $137 billion.
2) Total cash balances increased from $20 billion to $65 billion – a 225 percent increase, with the majors controlling 63 percent of these cash balances or $41 billion.
3) Industry net debt at the end of Q1 is $103 billion, up from $84 billion or a 23 percent increase, with the majors accounting for $97 billion of this total or 94 percent.
4) Total interest expense has more than doubled to over $5 billion annually.

As one respected analyst commented about using the 'Net Debt' ratio:

> *"Using Net Debt is very misleading when the cash component of the ratio is still going out the door funding operating losses. Every quarter the ratio will increase – the debt component isn't changing!"*

This past year has seen a seismic change in the financial fortunes of the airline industry. Going into 2020 I did not believe there was much that could substantially harm the industry, take it back to the perilous days prior to 2010. The trauma of the 2000s resulted in a logical outcome – it caused the industry to

consolidate. There were four major mergers in a seven to eight year period beginning in the mid-2000s, including Delta/Northwest, United/Continental, Southwest/AirTran and American/US Airways. This was necessary for the health of the industry as capacity was eliminated and management talent improved. During the past decade the industry has performed well. Three of the players – Southwest, Delta and Alaska developed investment grade balance sheets during this period. The pandemic changed all of this – the industry's financial acumen is gone – a large hole has been dug by a number of carriers.

We managed through this mine field, but having government aid was a critical benefit. Going forward, how do we protect ourselves against the next one? While we had a 'good' balance sheet (or so we thought) going into the pandemic, it did not match the robustness of Southwest's which had a positive net debt, namely more cash than debt. Some might say this is 'too' much cash on hand - it is not a good use of capital. But given the events of the past year, most carriers would have been bankrupt but for the federal government's aid.

I have talked to our board about rethinking our cash on hand as well as our total debt strategy. The debt I am most comfortable with on our balance sheet is aircraft debt. We control these obligations directly via aircraft activity. We have proven consistently over the years we know how to make money with aircraft. Associated aircraft debt is included in this statement. But having 'unsecured' debt, not directly attributable to aircraft is not a good practice. We need to move away from this type of debt and plan to do so in the next few years. Our goal is to reduce our non-aircraft $700 million outstanding debt position before its maturity in 2024.

In the depths of the pandemic last spring we looked at possibly raising additional capital – 'defensive' capital. As Thomas Paine wrote in December 1776, "These are the times that Try Men's Souls". These were indeed trying times. But we quickly concluded we could manage without raising very expensive, dilutive capital, particularly after the government's first round of PSP.

Fast forward a year - we have come through these trying times and are in an excellent position to accelerate our growth. Given this 'moment in time' and the problems in the industry, we recommended to the board we raise 'offensive' capital for the coming months and years, particularly since we are at or near all-time highs in our stock price. Additionally, as we told the board, during the past 15 years we have bought back 6.6 million shares at an average price of $96 per share. Issuing stock in today's market will further demonstrate we have been good managers of the company's capital. The board agreed and recently we completed an offensive, $335 million up-round equity transaction to further bolster the balance sheet which will increase our cash total to over $1.3 billion. This is offensive fire power for our planned growth in the coming years.

3rd Party and 1st Party

Since we began the new Allegiant in 2001, we have focused on what we term 3rd party revenues, additional revenues from our customers for services they are going to purchase during their trip. These revenues include the sale of hotel rooms, rental cars and other vacation oriented products. We are able to generate these additional revenues because of our direct relationship with our customers. Currently we are sending as many as 40 million email pieces per week to our over 12 million active email users. It has been an extremely effective tool for us in talking to our customers and putting air travel and associated packages in front of them.

We gave you a good overview of our 3rd party revenue programs in our 2019 letter. The totals are worth repeating - through the end of Q1 2021 we have generated over $1.7 billion of 3rd party revenues and over $450 million of operating profits.

The main difference maker in our 15 percent operating margin average over the past 20 years compared to the 10 percent margin from the next best operators – Alaska and Southwest has been our 3rd party revenues. The Sunseeker Resort is a natural evolution of this strategy. It will provide us 1st party revenues, namely we will own the property and control all of the inventory. Over the years, obtaining inventory from other hospitality venues has become more difficult. All things being equal they would prefer to sell directly and save the distribution costs. By controlling Sunseeker we will have total control of our inventory.

But perhaps even more powerful is we will be our own distribution agent. The same tools we use to sell our airplane seats will be used to sell our hotel inventory. Today we carry over 4 million people in and out of the west coast of Florida, all within an hour and a half drive from our Sunseeker location. We will not be dependent on any third party distribution channels such as Expedia or third party branding companies such as Marriott or Hilton. By establishing our own brands and talking directly to our customers we will save as much as 20 to 25 percent of the top line revenues that would be payable to these third party distribution and branding companies.

We will be taking on debt to support finishing Sunseeker construction. We have told the Street this debt will not be guaranteed by the parent but rather secured by Sunseeker. We will put in a certain amount of capital to complete the construction. We still have approximately 14 months of additional construction ahead in order to open this much anticipated resort. We are targeting the end of 2022. I am excited about the addition of this resort to our 3rd party sales. Southwest Florida has been an excellent destination for over 50 years. It is predictable and has a great clientele – 50 plus years old for the most part. It will be an excellent addition to our destination inventory and should be a substantial contributor to our future earnings. Just as important, it will allow us to continue to diversify our earnings, providing more benefits from areas other airlines do not 'travel' in.

Thank you

I want to take this time to personally thank all of our team members for their efforts this past year. Clearly airline personnel have been on the front lines during this entire life changing episode. We and the remainder of the industry have operated through this entire cycle. Our team, our personnel, if I do say so, has done it the best. Our flight attendants, pilots and station personnel have been the tip of the spear, working with our passengers continuously during these trying times. They have done yeoman's work and we cannot thank them enough. Everyone among our 4000 team members have been troopers during these trying times.

Management

As we emerge from this black hole, I look forward to seeing more people in our office complex in Las Vegas. The office has been a lonely place for over a year. A few of us have made it to the usually bustling bull pen area where I call home. This area has been one of our strategic assets over the years. We have, in my opinion, the best management group in the industry. Most have emerged from our famed 'pit' where we all meet and work together to make Allegiant the best airline and travel company it can be. The quality of the personnel who emerge from this 'development' ground is second to none.

Today many of our alumni are sprinkled throughout the industry including senior management positions at major carriers, ULCCs and a number of startup efforts. Our quick response to the pandemic is further proof of the quality of this group. We were among the earliest to cut our schedule, to reign in capital expenditures including the shutdown of Sunseeker and to conserve cash in every way possible. More recently, they have been leading us back towards our normal revenues and operations. Lastly, they have been excellent stewards of the model, the model that has proven itself many times over as one of the best approaches to running a profitable airline and travel company. Looking forward, we are extremely well positioned with our all Airbus fleet, the ability to run an excellent operation and the benefits from lower cost aircraft and maintenance events. As we emerge from this terrible event, a year we will never forget, we believe our team members, customers and you, our shareholders, will be pleased with our results in the coming months and years.

Our Culture, Our Principles, Our Team members

Congratulations and thank you to our now 4,000+ team members who come to work every day with the passion for excellence. We have a proven, seasoned model. Our team members are the backbone of our culture which has been defined on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are focused on creating a positive, challenging and empowering environment for our team members — one that is stimulating, where they can grow and prosper in such a way they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.